Exhibit 107.1

Calculation of Filing Fee Tables
Form S-8
(Form Type)
Banner Corporation
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, par value $0.01 per share	Rule 457(c) and Rule 457(h)	625,000	$43.31	$27,068,750	0.00011020	$2,982.98
Total Offering Amounts					$27,068,750		$2,982.98
Total Fee Offsets							—
Net Fee Due							$2,982.98

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of the Common Stock (the “Common Stock”) of Banner Corporation (the “Registrant”) that may be offered or issued under the Registrant’s 2023 Omnibus Incentive Plan (the “2023 Plan”) to prevent dilution resulting from stock splits, stock dividends, or similar transactions.

(2)
Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) and Rule 457(h) under the Securities Act and based upon a $43.31 per share average of the high and low sales prices of the Registrant’s Common Stock, as reported on the Nasdaq Global Select Market on August 25, 2023, a date within five business days prior to the filing of this Registration Statement.